                                                                   EXHIBIT 99.1


                                    LODGIAN, INC          [LODIGIAN, INC. LOGO]
                                    3445 PEACHTREE ROAD
                                    ATLANTA, GA 30326
                                    www.lodgian.com


AT LODGIAN, INC.
David  E. Hawthorne                         Richard Cartoon                           Michael W. Amaral
President and Chief Executive Officer       Executive Vice President & CFO            Executive Vice President & COO
dhawthorne@lodgian.com                      rcartoon@lodgian.com                      mamaral@lodgian.com
(404) 365-3800                              (404) 365-3823                            (404) 365-4466


FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 25, 2002


LODGIAN ANNOUNCES EMERGENCE FROM CHAPTER 11

Lodgian, Inc. announced today that it and the majority of its subsidiaries have successfully emerged from bankruptcy. The Company also announced the funding of a new $309 million credit facility arranged by Merrill Lynch Mortgage Lending, Inc. The newly reorganized Lodgian will emerge from bankruptcy with 79 hotels that operate under nationally recognized hospitality franchises such as Holiday Inn, Marriott, Hilton and Crowne Plaza. Eighteen hotels will continue under Chapter 11 protection, and the company expects to dispose of nine hotels by the end of the first quarter of 2003.

David Hawthorne, President and CEO commented that the bankruptcy process has enabled the company to substantially reduce its debt and survive a difficult operating environment since the events of September 11, 2001. "While the operating environment remains challenging, we are dedicated to creating value for our shareholders. We would like to thank our franchisors, vendors, lenders and dedicated employees for their support during the restructuring process. With our new financing and significantly reduced leverage, Lodgian is well positioned to benefit from an economic recovery and is committed to increasing shareholder value going forward."

This release includes forward-looking statements related to Lodgian's operations that are based on management's and third parties' current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially.

These statements involve risks and uncertainties including, but not limited to, the company's ability to generate sufficient working capital from operations and other risks detailed from time to time in the Company's SEC reports. The Company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.


                        FOR MORE INFORMATION ON LODGIAN

                        VISIT LODGIAN AT WWW.LODGIAN.COM